Exhibit 99.1

July 21, 2026

Fellow Shareholders,
For the second quarter, we recorded net income to common stockholders of $10.6 million, or $0.44 per diluted share. Earnings for the quarter were affected by certain non-core items detailed at the end of this letter, which in aggregate reduced EPS by $0.13. The majority of this non-core expense is related to our ongoing efficiency initiatives, which should continue to create positive operating leverage for Triumph going forward.
CEO Summary: The Metrics That Matter Most

North Star Metrics	Long-Term Target	2Q26*	1Q26*	△ From Prior Quarter

Transportation Revenue Growth	> 15%	30.9%	23.5%	7.4%
Factoring Operating Margin	> 40%	39.4%	34.7%	4.7%
Payments EBITDA Margin (ex-LoadPay)	> 50%	34.0%	34.0%	—%
Intelligence Gross Margin	> 85%	84.7%	86.1%	(1.4%)
* Growth figures are YoY, all other metrics are for the quarter indicated.
The annual and quarterly comparisons among these important metrics are almost universally favorable. Factoring margin is less than 1% short of our long-term goal. Add to that excellent growth in LoadPay, exciting product launches in Intelligence, positive trends in Banking, and continuing efficiency gains across the enterprise, and it is the recipe for an improved quarter and, much more importantly, positive overall momentum.
As a reminder, we introduced our North Star metrics in 1Q. These metrics are the dashboard that tells us how the economic engine of our value chain is working. A year ago, I wrote about Triumph’s value chain in our 2Q25 letter. Our value chain is the sequence and design of our transportation products and services that create value for carriers, brokers, factors, and shippers. Broadly speaking, Triumph's value chain moves money and data along the line of supply from shippers to carriers and injects liquidity as needed along the way.

TRIUMPH'S VALUE CHAIN

Audit

Automated workflows and deep TMS integrations that improve accuracy, efficiency, and visibility across transportation back-office operations.

Payments

Carrier and factor support, inquiry management, NOA and LOR processing, fraud mitigation, and verification services.

Liquidity

Factoring, FaaS, Supply Chain Finance, and broker QuickPay solutions that improve cash flow and access to working capital.

Digital Banking

Carrier digital wallet and financial operating platform (LoadPay) with 24/7/365 instant funding and centralized financial management.

Intelligence

Real-time and predictive pricing, market intelligence, margin and volume optimization, and performance analytics.

NORTH STAR METRICS

Transportation Revenue Growth	Factoring Operating Margin	Payments EBITDA Margin (ex LoadPay)	Intelligence Gross Margin

Our metrics for 2Q26 show that the economic engine of our value chain is performing well. Even though Payments EBITDA margin was flat QoQ due to a few unique items, overall momentum is positive. In addition, market conditions have become more favorable for Triumph’s earnings. While that is true, the underlying truth is that over 30% of the revenue growth we have experienced in transportation year-to-date has come from organic growth, not just market tailwinds.
In the future, I expect the North Star metric for Payments EBITDA margin to be reported inclusive of LoadPay. I further expect that gross margin for Intelligence will be replaced by a measure of revenue growth and/or margin for that segment. For at least the remainder of 2026, however, our North Star metrics will remain as they are.
What Has Changed in the Freight Market and Where Do We Go from Here?
There has been more than enough ink spilled by experts and interested observers on the structural changes in the freight market. We have included a deeper dive into this topic in the Freight Market Update section below. For purposes of the CEO Summary, I will boil it down to a few points:
•The reduction in supply is real and unlikely to reverse in the near term. Regulatory enforcement, industry efforts to combat fraud, and the emergence of a new era of vicarious liability for brokers and shippers have collectively removed capacity from the market and thus altered the supply-demand balance. Over the long run, the "right" rate for freight should allow a well-run, law-abiding carrier to earn their cost of capital. For much of the last four years, the industry has operated below that level for carriers, both large and small. Freight markets are inherently cyclical, and rates rarely remain at the "right" equilibrium for long, but we believe the equilibrium itself has moved higher due to supply constraints.
•Demand is only part of the story this time. The biggest difference between this freight cycle and every upcycle I have seen before is that it has not been fueled by a surge in freight demand. Demand is better than many people think or fear or predict, but it is not strong by historical standards. Housing is below long-term averages, food and beverage is weak, automotive freight is only modestly supportive, and consumer demand has been uneven. The obvious bright spot has been data center construction, which has created a meaningful amount of freight demand.
•The winners of the next cycle will not likely be the winners of the last one. For most of the last decade, cheap capacity has been the dominant variable in freight. Today, compliance, fraud prevention, liability management, and operational transparency increasingly determine who can profitably participate in the market. The cost of doing things the right way has increased, but so has the penalty for not doing so. We believe the industry's increasing complexity favors companies that help participants navigate that complexity. It is too simplistic to say that this exclusively benefits large fleets – the benefit belongs to those who can demonstrate their ability to operate in a compliant manner. At Triumph, we are not simply positioning for a tighter freight market; we are positioning for a different freight market.
The Impact of Freight Rates on Earnings
It is important to understand how the freight market (which affects revenue per mile, and thus, the average size of invoices we purchase and finance) affects Triumph. Not all our transportation-related revenue is tied directly to freight invoice size. Portions of our business – particularly Payments, Intelligence, and Audit – generate revenue through transaction fees and subscriptions. That said, our Factoring business remains a significant contributor to earnings, and it benefits meaningfully when invoice sizes increase. The operating cost structure of Factoring is directionally fixed, which means increases in invoice size tend to flow through to revenue with little corresponding increase in expense beyond funding costs. As a result, stronger freight pricing can have a significant impact on our earnings even when freight volumes are growing only modestly.
For the quarter, Factoring transportation invoice prices averaged $2,160, a 23.4% increase over the 4Q25 average. For the first 17 days of July, invoice prices have averaged $2,210. The month of July is typically soft from a demand perspective compared to 2Q, and we believe relative monthly softness in demand to be the case again this year. Thus, we believe that continuing upwards pressure on invoice sizes is a function of limited supply rather than increasing demand.
A $100 move in invoice prices moves our annual pretax income by approximately $7.0 million. The goals I shared in January contemplated a 4Q26 annualized earnings exit rate of approximately $2.00 per share based on an expected average invoice size of $1,800. All other things being equal, if average invoice prices for 2026 are $2,200 or more, the implied earnings trajectory is meaningfully higher.

The Same Capital Allocation Question Five Years Later
Considering the foregoing, our commitment to investors is that most of the earnings benefit from a stronger market will fall to the bottom line. Investors deserve that. "Most" is a directional statement that might lead to a related question – how much of "most" of Triumph’s earnings are we reinvesting in the business, whether the freight market is favorable or unfavorable?
Before answering, let me connect this topic back to the opening of the letter. The value chain is the engine, and the North Star metrics are the dashboard indicators for the engine's performance. Capital allocation – the topic I am addressing here – is how we improve the engine over time. I think it is important that investors understand the way that Triumph thinks about this topic, so I will demonstrate it with a historical comparison. Before I do, I want to point out that no single example accounts for all the ways that Triumph is continually improving its products and value chain.
In 3Q21, we reported earnings of $0.94 per share for the quarter. At that time, Factoring was generating a roughly 7% pretax ROAA on average invoice transportation prices of $2,195.[1] As good as those numbers were, our total earnings would have been even higher but for an annualized pretax earnings drag of ~$20 million from our investment in TriumphPay (now reported as our Payments segment). At the time, there were investors who thought our efforts to create a payments network were smart and others who thought it was foolish. We plowed on. We had to recalibrate multiple times along the way, but as we sit today, I believe there is universal acknowledgment that our Payments segment has been a success. It is profitable and growing. Beyond its current earnings and future earnings power, our Payments segment also became the connective tissue that allowed the rest of the value chain to emerge.
Why is this bit of history relevant? Because some five years later, history is at least rhyming if not repeating itself. We now hold ~$2 billion of factored receivables, which is 50X the size of the business we bought in 2012. Its pretax ROAA is ~5%, and the composition of our earnings looks more like a financial technology company than it did five years ago. On the other hand, the combined annual drag on pretax earnings of our Intelligence segment and our LoadPay line of business is currently ~$20 million, which is remarkably similar to the early stages of Payments. If we were to curtail investments in those two lines of business and the freight market stayed tight, we could approach $4.00 per share of earnings in short order. This leaves us facing a decision like the one we faced five years ago: maximizing near-term earnings or continuing to invest in businesses we believe can materially increase Triumph's long-term value. Our choice is to invest and let the results of those investments speak for themselves over time. We are choosing that because we believe LoadPay and Intelligence are important to our value chain and capable of producing high margin and durable revenue.
We have never believed that the purpose of a public company is to maximize the next four quarters of earnings at the expense of future value. We believe our job is to allocate resources and capital in a manner which maximizes intrinsic value over many years while generating positive earnings along the way. That philosophy produced the growth in Factoring and the Payments business we have today. It is the same philosophy guiding our investments in LoadPay and Intelligence.
Payments
1.Analysis of Financial and Operational Performance for the Quarter
2.A New Denominator: $135 is the New $110
3.LoadPay Update
Analysis of Financial and Operational Performance for the Quarter. Revenue grew 29.4% YoY to $89.2 million, annualized. On a quarterly basis, revenue grew 16.7%, with contributions coming from contractual price increases, increased supply chain finance volumes, and seasonality. EBITDA margin for the quarter improved to 25.7%, up from 24.5% in 1Q26 and 13.9% in 2Q25. Ex-LoadPay, EBITDA margin for the quarter was 34.0%, unchanged from 1Q26. But for some transitory expenses in the quarter, EBITDA margin would have improved by a little over 3%. It will not be perfectly linear, but we absolutely expect margin expansion from here. At maturity, we also expect LoadPay to be accretive to overall Payments margin.

	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	Current Quarter Q/Q		Current Year Y/Y
For the Qtr Ending						Change	% Change	Change	% Change
Payments:
Invoice Volume	9,086,400	8,220,371	9,053,274	8,826,848	8,500,565	866,029	10.5%	585,835	6.9%
Payment Volume	$13,492,237,000	$11,014,040,000	$10,995,478,000	$10,662,418,000	$10,081,206,000	$2,478,197,000	22.5%	$3,411,031,000	33.8%
Network Engagement[2]	65.6%	66.1%	64.2%	63.4%	63.3%	(0.5)%	(0.8)%	2.3%	3.6%
Average Float	$560,861,000	$538,303,000	$518,182,000	$484,582,000	$469,211,000	$22,558,000	4.2%	$91,650,000	19.5%
Fee Revenue	$11,159,000	$9,450,000	$8,913,000	$8,791,000	$8,105,000	$1,709,000	18.1%	$3,054,000	37.7%
Total Revenue	$22,296,000	$19,104,000	$18,628,000	$18,503,000	$17,231,000	$3,192,000	16.7%	$5,065,000	29.4%
EBITDA margin	25.7%	24.5%	16.9%	16.8%	13.9%	1.2%	4.9%	11.8%	84.9%
EBITDA Margin (ex-LoadPay)	34.0%	34.0%	29.5%	28.2%	22.7%	—%	—%	11.3%	49.8%
LoadPay:
# of Accounts	10,204	8,065	5,892	4,421	2,367	2,139	26.5%	7,837	331.1%
# of Active Carrier Accounts	4,004	3,157	2,487	1,916	968	847	26.8%	3,036	313.6%
Revenue per Account (Ann.)	$281.05	$252.21	$248.33	$234.70	$206.30	$28.84	11.4%	$74.75	36.2%
Revenue per Active Carrier Account (Ann.)	$706.89	$633.10	$572.15	$516.78	$478.32	$73.79	11.7%	$228.57	47.8%
LoadPay Funding	$195,063,000	$118,384,000	$84,770,000	$53,042,000	$22,212,000	$76,679,000	64.8%	$172,851,000	778.2%
Average Interchange Fees	1.58%	1.62%	1.68%	1.64%	1.61%	(0.04)%	(2.5)%	(0.03)%	(1.9)%
Cross Segment:
Broker Revenue Per Invoice*	$1.39	$1.31	$1.16	$1.15	$1.08	$0.08	6.1%	$0.31	28.7%
PAR**	1.32	1.30	1.33	1.31	1.30	0.02	1.5%	0.02	1.5%

*Broker Revenue per Invoice is calculated using unique broker invoice volume, referring to Invoices from our broker Payments and Audit services as well as our Intelligence services to brokers, and broker revenue, referring to revenue generated by our broker Payments and Audit services (Broker Fee Income + Quickpay Interest Income) + broker Intelligence revenue.
**PAR indicates product attachment rate and measures cross-selling of Payments, Audit, and Intelligence across our broker clients.
For the second quarter of 2026, the dollar-volume of Payments increased due to the seasonal increase in volume and the market-driven increase in invoice prices. We generally charge for Payments on a per invoice basis, so invoice counts are a better gauge of revenue growth than Payments volumes in this segment.
In the chart below, we graphically highlight the continued revenue growth and its trend over the last eight quarters against the backdrop of our Payment volumes. We have generated a ~27% CAGR in revenue over the last two years.
A New Denominator: $135 is the New $110. In the first quarter of 2024, we sized the brokered freight market at $110 billion, which incorporated the pullback we saw in spot and contract rates from the pandemic and reflected significant inflation. Since then, inflation has remained steadily above Fed targets, and 2Q has seen dramatic upward pressure on spot and contract rates again. Our annualized broker payment volume in 2Q was $49.4 billion, and Network engagement was $88.5 billion, annualized. These increases were the result of a mix of organic growth and a significant increase in spot and contract rates. Due to the increase in market rates, we need to recalibrate the denominator for our market penetration assessment, or it risks becoming disingenuous. Therefore, we are updating the addressable market for 2Q from $110 billion to $135 billion. It is possible that we will need to revise this denominator higher in 3Q. If we considered June only (instead of the entire 2Q), the addressable market would be ~$145 billion on annualized broker volumes of $53.7 billion in Payments.
LoadPay Update. LoadPay revenue growth was 49.2% for the quarter, and we crossed over 10,000 accounts, both of which are very encouraging. We are still early in the journey, but growth in accounts, active usage, and revenue per active carrier account gives us confidence that LoadPay can become more than a feature; it can become a durable carrier operating platform.
Gross revenue was $652 thousand, annualized revenue per account was $281, and annualized revenue per active carrier account was $707. As a reminder, our target annual revenue for active carrier accounts is $750. For the quarter, the percentage of active carrier accounts was 39.2% of all accounts, and the total number of accounts was 10,204. In the chart below, we graphically highlight these elements over the last six quarters.
At the end of Q2, we introduced the ability for carriers to complete their factoring workflows in LoadPay, enabling customers to get more work done in a single web or mobile application. This is a major step in product advancement with more to come as we continue to embed our industry-leading carrier solutions within LoadPay, including document management, insurance, equipment finance, factoring, and payments to deliver a superior carrier experience.
Factoring
1.Analysis of Financial and Operational Performance for the Quarter
2.Carrier Health and the Effects of Size
Analysis of Financial and Operational Performance for the Quarter. The Factoring segment delivered pretax operating income of $20.9 million. Revenue increased 26.9% QoQ, and pretax operating margin was 39.4%, which is just shy of our North Star target. To prevent unnecessary confusion, let me be clear that we intend the target as more of a floor than a ceiling for all our North Star metrics.
Total purchased volume reached $4.1 billion for the quarter, a 26.2% increase over 1Q26, and 43.3% over the same quarter in 2025. Beyond those impressive headlines, I am very encouraged that our Factoring invoice volumes increased 10.2% YoY, demonstrating continued success in attracting and retaining carriers in a market with flat demand. During 2Q, the average transportation invoice was $2,160 – up $263 from 1Q, and $497 higher than 2Q25.

	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	Current Quarter Q/Q		Current Year Y/Y
For the Qtr Ending						Change	% Change	Change	% Change
Factoring:
Invoice Volume	1,870,938	1,683,160	1,744,811	1,735,860	1,697,851	187,778	11.2%	173,087	10.2%
Purchased Volume	$4,117,210,000	$3,262,610,000	$3,119,443,000	$2,997,895,000	$2,873,659,000	$854,600,000	26.2%	$1,243,551,000	43.3%
Average Transportation Invoice Size	$2,160	$1,897	$1,751	$1,690	$1,663	$263	13.9%	$497	29.9%
Invoices / Client	243	226	241	236	232	17	7.5%	11	4.7%
Discount Rate	1.29%	1.28%	1.28%	1.29%	1.37%	0.01%	0.8%	(0.08)%	(5.8)%
Avg Daily Purchases*	$65,353,000	$53,485,000	$50,314,000	$46,842,000	$45,614,000	11,868,000	22.2%	19,739,000	43.3%
# of Customers	7,705	7,436	7,241	7,355	7,319	269	3.6%	386	5.3%
PAR	1.20	1.19	1.17	1.16	1.12	0.01	0.8%	0.08	7.1%
Operating Margin	39.39%	34.72%	32.61%	20.71%	48.46%	4.67%	13.5%	(9.07)%	(18.7)%
*calculated using number of working days
Carrier Health and the Effects of Size. Factoring was our original transportation business and one of the clearest beneficiaries of the current freight environment. Each quarter, we evaluate this business through the metrics of purchased volume, average invoice size, client growth, credit performance, margin, and the extent to which it contributes to our broader liquidity solutions strategy.
Our Factoring portfolio continues to reflect the different utilization between larger (>7 trucks) and smaller (≤7 trucks) carrier cohorts. In 2Q, larger carriers represented 75% of invoice volume, while making up only 15% of client count. By contrast, small carriers continue to represent the largest number of our client relationships (~85%). YoY, small carrier purchase volume declined 1.21%, and invoice volume declined 2.49%, even as client count increased in this cohort. Small carriers remain under pressure in our opinion. There are several reasons for this, including the recent SCOTUS Montgomery decision on broker liability among them. A healthy market should not simply transfer distress from one vertical to another; it should allow law-abiding carriers with safe operating records of any size to earn their cost of capital.
Industry observers might find it interesting that the average age of operating authority across our carrier portfolio is approximately 43 months. Smaller carriers average 38.9 months, and larger carriers average 45 months.
Based upon the composition of our Factoring portfolio, we estimate that 65% of our exposure comes from the spot market, with the remaining 35% from the contract market. This reflects the portfolio’s broker-heavy debtor mix, with brokers representing approximately 72% of our accounts receivable. While not all broker freight is spot freight, the portfolio is meaningfully more sensitive to spot market conditions than a shipper direct portfolio.
Last quarter, we introduced a chart comparing back-office FTEs with the number of invoices purchased. The purpose of the chart is to highlight meaningful efficiency gains from our technology investments in Factoring. We expect that trend to continue.

Intelligence & Freight Market Update
1.Analysis of Financial and Operational Performance for the Quarter
2.New Intelligence Products
3.Introducing Triumph Freight Transaction Indices
4.Freight Market Update: Structural Reset or Cyclical Recovery
Analysis of Financial and Operational Performance for the Quarter. Intelligence delivered a mixed quarter, with stable reported revenue, continued high gross margins, and improved new-logo activity, offset by customer churn and lower ARR exiting June. Total revenue was flat QoQ at $2.4 million, while gross margin remained strong at ~85%. We remain optimistic about the revenue and margin trajectory for this business in 2026 and beyond even as we acknowledge the uneven start.

	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	Current Quarter Q/Q		Current Year Y/Y
For the Qtr Ending						Change	% Change	Change	% Change
Intelligence:
Total Revenue*	$2,389,000	$2,397,000	$2,347,000	$2,338,000	$1,724,000	$(8,000)	(0.3)%	$665,000	38.6%
EBITDA Margin	(81.7)%	(68.7)%	(42.2)%	(94.6)%	n/m	(13.0)%	n/m	n/m	n/m

*2Q25 represents a partial period related to the timing of the acquired business.
In addition to the opportunity for high margin and durable segment revenue, Intelligence is also strategically important to Triumph’s value chain. Our customers and prospects regularly express interest in the output of our data as they seek to improve their competitive position. We are fine-tuning our products to meet these inquiries – in general, our objective is to convert transactional data into high-impact decision tools for the market.
New Intelligence Products. On the topic of delivering decisioning tools, we have expanded the Triumph Intelligence platform with the launch of RFP Manager and Capacity Intelligence. We built both offerings on the unique data advantage created by the Triumph Network, and both reflect our strategy of turning transportation data into practical workflows which improve execution, protect margins, and create measurable customer value.
RFP Manager transforms what has traditionally been a manual, spreadsheet-driven process into a structured workflow for contract freight procurement. The product combines long-term pricing intelligence, broker-specific buying patterns, and real freight transaction data to help customers evaluate opportunities faster, price with greater confidence, and improve consistency across contract bids. By bringing workflow management and predictive pricing intelligence together in a single solution, RFP Manager helps brokers move from fragmented processes to more disciplined and data-driven contract pricing.
During the quarter, we also launched Capacity Intelligence, a strategic capacity management solution that helps brokers build more reliable and profitable carrier networks. Rather than focusing on transactional freight coverage, Capacity Intelligence helps customers identify high-value lanes, uncover the most relevant carrier relationships, and manage carrier outreach and bidding activities within a repeatable workflow. By combining a broker’s own operating history with performance signals and capacity insights derived from the Triumph Network, the product enables customers to move beyond one-off carrier transactions and build more durable, relationship-driven capacity strategies.
The launch of RFP Manager and Capacity Intelligence represents the next of several steps in our strategy to transform Triumph’s transportation data assets into actionable intelligence. As we continue to expand the ways customers can leverage insights from the Triumph Network, we are also creating new tools which provide broader visibility into freight market conditions and trends. This next evolution extends beyond workflow and decision support, establishing a foundation for market intelligence built on real freight transactions at scale.
Introduction to Triumph Freight Market Indices. In addition to new products, we are also introducing an initial set of Triumph Freight Market Indices during 3Q. We designed these indices to provide a transaction-backed view of freight market conditions. These are:
•Triumph Broker Buy Rate Index – Measures the changes in the rate-per-mile for linehaul and fuel for long-haul trucking rates by transport type.
•Triumph Broker Margin Index – Measures the average gross margin percent across all shipments by transport type.
•Triumph Truckload Market Volume Index – Measures the change in total monthly volumes across all shipment types indexed to the first month of the reporting period across all brokers with 13 contributing months of volume.

•Triumph Broker Total Margin Index – Measures the change in total gross margin indexed to the first month of the reporting period across all brokers with 13 contributing months of gross margin.
Triumph is in a unique position to produce these insights because of the transaction-level data flowing through our Network. Freight markets remain difficult to interpret because many available indicators are fragmented, lagged, or disconnected from observed transaction activity. By applying a disciplined methodology to this data, Triumph Intelligence can deliver more transparent market signals to clients, partners, and market participants while creating additional long-term value from Triumph’s platform.
The June 2026 Triumph Broker Total Margin and Triumph Truckload Market Volume Indices are worth highlighting here because they reveal information that is very hard to get elsewhere. These indices measure changes in shipment volume and total broker gross margin dollars across a set of brokers, reducing noise from changes in network composition and allowing us to observe underlying market trends more directly. Importantly, the Triumph Broker Total Margin Index measures total gross margin dollars, not simply margin percentage per load, providing a broader view of broker earnings power across the market.

Triumph Broker Total Margin Index and Triumph Broker Market Volume Index

Broker Spot Gains
Broker Total Margin Index
Broker Market Volume Index
20%
10%
0%
-10%
-20%
Stable but low buy rates support committed contract sells from brokers to shippers amid flat market volumes
As rates inflate rapidly into 1Q26, brokers struggle with out-of-the-money contracts and negative gross margins. Brokers flip to majority spot playbooks amid rapid inflation
TOTAL MARGINS UP (22% YoY)
MARKET VOLUME UP (9% YoY)
0% 0%
-1% 1%
-1% -1%
-1% 2%
-1% 7%
-12% -8%
-19% 0%
-17% -1%
-14% -1%
6% 10%
19% 8%
9% 0%
22% 9%
Stability
DOT
As rates continue to inflate, brokers generate more total margin – even on lower average per load margins and lower volumes resulting from May Blitz week
Index Anchor Month
Jun-25
Jul-25
Aug-25
Sep-25
Oct-25
Nov-25
Dec-25
Jan-26
Feb-26
Mar-26
Apr-26
May-26
Jun-26
Broker Contract Losses

Triumph Freight Transaction Indices
July 2026

The Triumph Broker Market Volume and Total Margin Indices measures the change in volumes/margins across 13 months indexed to the first month of the reporting period across all brokers with 13 contributing months of volume. See Appendix for more.

Triumph TRANSACT CONFIDENTLY

In June, year-over-year comparisons showed a 9% increase in shipment volume and a 22% increase in total gross margin, exceeding what many industry observers predicted following the Montgomery ruling. Recent DOT enforcement actions, which began in 4Q25, appear to be contributing to changes in shipper route guides and broader routing behavior. These changes may be creating a cascading market effect: higher tender rejections, more spot opportunities for brokers, and more frequent renegotiation of contract rates directly with carriers. While average per-load margins remained below typical levels in June (at 10% to 12% across transport types), rising buy-rate inflation and higher shipment volumes contributed to stronger total gross margin dollars.
Freight Market Update: Structural Reset or Cyclical Recovery? The central question in freight today is whether the changes we are seeing are cyclical, structural, or some combination of both. We believe the answer is both, which is usually the convenient or intelligent sounding choice, but seems to actually be true here. Traditional cyclical forces will always affect trucking; however, supply-side factors are meaningfully shaping the current environment.
To that end, several enforcement-related developments have reduced the amount of capacity in the market. These include greater scrutiny of non-domiciled capacity, more consistent enforcement of cabotage rules, and increased attention on electronic logging devices (ELDs) which may be vulnerable to manipulation. These issues matter because they affect more than price. They influence highway safety, fair competition, insurance risk, supply chain integrity, and the ability of brokers and shippers to verify that compliant and law-abiding carriers are moving their freight. Importantly, while new legislation is being discussed, much of this activity does not appear to reflect the creation of new rules, but rather the more consistent enforcement of rules that already exist.
The post-Montgomery environment may be creating an equally important structural change: a higher standard of care around carrier selection, documentation, insurance, and operating history. In this environment, carriers with unsafe operating records, incomplete backgrounds, unverifiable identities, or inadequate insurance are likely to face greater difficulty accessing freight. Conversely, carriers with safe operations, verifiable identities, proper insurance, and strong compliance practices are better positioned to compete and earn sustainable returns. While this transition may create friction in the near term, we believe it is healthy for the industry.
These changes are affecting market participants differently. Capacity continues to leave parts of the market, but midsized fleets with established compliance and safety programs appear to be benefiting from the shift. Smaller carriers with strong documentation, verifiable identities, and sound safety records can still compete effectively, although conditions remain uneven across regions and customer segments. Brokers, meanwhile, continue to face margin pressure as buy rates rise and compliance expectations increase. Larger brokers may be better equipped to manage the operational burden of carrier vetting, documentation, and reasonableness standards, while smaller brokers may face greater pressure as shippers reassess risk and liability across their routing decisions.
The likely result is a more expensive but more disciplined freight market. Compliance, insurance, safety, technology, and operating costs are all moving higher, and those increases are inflationary. While cyclical forces will continue to matter, enforcement, regulation, legislation, litigation risk, insurance standards, and supply chain integrity are also reframing how shippers and brokers evaluate and use capacity. That is why we believe market tightness may prove more durable than a typical cyclical upswing.
Banking
1.Analysis of Financial and Operational Performance for the Quarter
2.Update on Credit Metrics
Analysis of Financial and Operational Performance for the Quarter. Banking segment operating income was flat from the prior quarter, and pre-provision net revenue improved by $2.0 million.
During the quarter, we added $600 million of new servicing deposits from mortgage warehouse clients, continuing the growth we saw in the first quarter. As a result of these deposits, cash balances increased, and wholesale funding such as FHLB advances and brokered deposits declined again. Investors may notice that our reported interest expense this quarter ticked up materially from the prior quarter – this is the direct result of the recent growth in these warehouse deposits. Given their structure, we report these deposits as noninterest bearing deposits on our balance sheet. Despite that classification, they are not free of cost as we compensate our clients for these balances in the form of an earnings interest rebate rather than deposit interest. Because the recent influx of these deposits has resulted in some clients with much higher deposit balances than loan balances, we are now in some cases paying out much more in rebates than we earn in interest on a given client’s loans. In these cases, we are recording that excess rebate as interest expense. In 2Q, those excess rebates resulted in about $12.3 million of interest expense. Whether recorded as interest expense or an offset to interest income, the effect on net interest income is the same: these are profitable funds as they displace more expensive wholesale funding, and we can invest them risk-free above their cost.
Update on Credit Metrics. The metrics reflect credit exposure work tied to some of the business lines we are exiting, as well as normal-course credit noise. We continue to monitor the bankruptcy proceedings related to our Tricolor ABL exposure, and we continue to believe that our loan position is adequately secured by inventory and other assets that serve as our collateral.
•Total non-performing loans to total loans: decreased by 0.12% to 1.65%.
•Total classified assets: decreased by ~$15 million to $169 million.
•Past due to total loans: decreased by 0.16% to 2.19%.
Notable Items, Expense Forecast, and Closing Thoughts
As noted in the opening remarks, there were a few non-core items that impacted our 2Q26 financial results. In aggregate, these items reduced our pretax earnings for the quarter by $3.8 million and EPS by approximately $0.13. They include the following.

•During the quarter, we recorded a $1.9 million net loss on the disposal of premises and equipment, driven by a valuation adjustment on the real estate of an unprofitable branch we are in the process of closing and a terminated prepaid maintenance agreement.
•Offsetting this, we received a $1.8 million payment tied to a change in control provision on the sale of an unrelated third-party business. We recorded this gain in other noninterest income.
•We recorded $1.7 million in severance expenses during the quarter largely in continuation of ongoing efficiency efforts.
•During the quarter, we recorded $2.0 million in consulting expense related to our ongoing efficiency initiatives, which we do not expect to be recurring. As a result of these initiatives, we experienced $1.8 million in savings in our Communication & Technology expenses for the quarter. We expect this quarterly savings to be ongoing.
As we continue our work to become more efficient, we run into market realities. Based on relatively extraordinary sales growth, our variable compensation costs will come in higher than forecast. As a result, we expect to exit 2026 at a $98 million run rate versus our previously forecasted $96.5 million. We can cut other places to hit the mark, but we believe that would be short-sighted considering all the positive momentum and opportunities in front of us.
I have one other caveat to add to the expense run rate discussion. That $98 million number is our base case scenario, which assumes that we will pay annual incentive targets at 100%. If present trends continue, it is probable that for the first time in several years our annual incentive program pays above target. The annual incentive program is a company-wide program, with most of the dollars going to non-executive team members. We estimate the pre-tax earnings impact of the additional accrual would be $6 million for the back half of the year (i.e., $3 million per quarter). This is directional information for the benefit of investor and analyst models; it is not a final or specific forecast because unforeseeable things happen, both positive and negative, either of which will affect the final number. Given that this is a variable item related to annual targets set prior to the freight recovery, we would not anticipate this level of elevated annual incentive expense to continue into 2027 unless our performance materially outperforms the new annual targets approved by the board.
For 3Q, we expect core expenses to be approximately $99 million, excluding any incremental annual incentive accrual discussed above.
We have consistently said that revenue must grow faster than expenses, and that remains the framework. We will have more to say about our 2027 objectives and full-year expense guidance later this year. We expect to continue our investments in product and sales, offset by improving operational efficiencies.
Thank you for your interest in Triumph. We will face good markets and bad markets, and that means continually investing to improve our value chain while we pursue ever greater efficiency. That is the plan, and we will stick to the plan.
With warm regards,

Aaron P. Graft
Founder, Vice Chairman and CEO

[1] To preempt distracting comparisons of Factoring ROAA between 2021 and 2026, we would remind investors that Fed funds were 3.5% lower in 2021 than today and that the cumulative effects of inflation means that a $2,195 invoice then is roughly equivalent to a $2,650 invoice at present.
[2] We define Network engagement as the amount of freight touched through our payments, audit, full AP automation and rate intelligence products. It is an indicator of our broker volume density in the market, the source for growing available Network transactions and data assets, and a key value driver of the Network.

Conference Call Information
Aaron P. Graft, Vice Chairman and CEO, and Brad Voss, CFO, will review the financial results in a conference call with investors and analysts beginning at 9:30 a.m. central time on Wednesday, July 22, 2026.
The live video conference may be accessed directly through this link, https://triumph-financial-q2-2026-earnings.open-exchange.net or via the Company's IR website at ir.triumph.io through the Financial Results link. An archive of this video conference will subsequently be available at the same location, referenced above, on the Company’s website.
About Triumph Financial
Triumph (NYSE: TFIN) is a transportation-focused financial and technology company that delivers payments, factoring, banking, and intelligence solutions designed to simplify and modernize freight transactions for brokers, carriers, shippers and factors. The company develops technology and financial products that improve operational efficiency, increase transparency and security in transactions, and expand access to working capital across the transportation industry. Headquartered in Dallas, Texas, Triumph’s portfolio includes Triumph, LoadPay and TBK Bank. Learn more at ir.triumph.io.
Forward-Looking Statements
This letter to shareholders contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: business and economic conditions generally and in the bank and non-bank financial services industries, nationally and within our local market areas; our ability to mitigate our risk exposures; our ability to maintain our historical earnings trends; changes in management personnel; interest rate risk; concentration of our products and services in the transportation industry; credit risk associated with our loan portfolio; lack of seasoning in our loan portfolio; deteriorating asset quality and higher loan charge-offs; time and effort necessary to resolve non-performing assets; inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates; risks related to the integration of acquired businesses, including our acquisition of Greenscreens, and any future acquisitions; our ability to successfully identify and address the risks associated with our possible future acquisitions, and the risks that our prior and possible future acquisitions make it more difficult for investors to evaluate our business, financial condition and results of operations, and impairs our ability to accurately forecast our future performance; lack of liquidity; fluctuations in the fair value and liquidity of the securities we hold for sale; impairment of investment securities, goodwill, other intangible assets or deferred tax assets; our risk management strategies; environmental liability associated with our lending activities; increased competition in the bank and non-bank financial services industries, nationally, regionally or locally, which may adversely affect pricing and terms; the accuracy of our financial statements and related disclosures; material weaknesses in our internal control over financial reporting; system failures or failures to prevent breaches of our network security; the institution and outcome of litigation and other legal proceedings against us or to which we become subject; changes in carry-forwards of net operating losses; changes in federal tax law or policy; the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations, such as the Dodd-Frank Act and their application by our regulators as well as privacy, cybersecurity, and artificial intelligence regulation and oversight; governmental monetary and fiscal policies; changes in the scope and cost of FDIC, insurance and other coverages; failure to receive regulatory approval for future acquisitions and increases in our capital requirements.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those expressed in or contemplated by the particular forward-looking statement, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and the forward-looking statement disclosure contained in Triumph Financial’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 11, 2026.
Non-GAAP Financial Measures
This letter to shareholders includes certain non‐GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non‐GAAP financial measures to GAAP financial measures are provided at the end of this letter to shareholders.

The following table sets forth key metrics used by Triumph Financial to monitor our operations. Footnotes in this table can be found in our definitions of non-GAAP financial measures at the end of this document.

	As of and for the Three Months Ended					As of and for the Six Months Ended
(Dollars in thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	June 30, 2026	June 30, 2025
Financial Highlights:
Total assets	$7,403,685	$6,876,715	$6,380,588	$6,357,149	$6,494,748	$7,403,685	$6,494,748
Loans held for investment	$5,477,091	$5,189,139	$4,991,307	$4,986,922	$4,953,170	$5,477,091	$4,953,170
Deposits	$6,217,389	$5,699,939	$4,950,216	$4,955,246	$5,186,098	$6,217,389	$5,186,098
Net income available to common stockholders	$10,568	$5,554	$18,412	$907	$3,618	$16,122	$2,834

Performance Ratios - Annualized:
Return on average assets	0.63%	0.39%	1.18%	0.11%	0.28%	0.52%	0.14%
Return on average total equity	4.71%	2.71%	8.14%	0.73%	1.95%	3.72%	0.99%
Return on average common equity	4.59%	2.48%	8.19%	0.41%	1.68%	3.55%	0.66%
Return on average tangible common equity (1)	8.09%	4.46%	15.00%	0.76%	2.81%	6.32%	1.02%
Yield on loans	8.56%	7.72%	8.14%	8.17%	8.41%	8.16%	8.39%
Cost of interest bearing deposits	3.84%	2.07%	2.28%	2.36%	2.22%	2.92%	2.18%
Cost of total deposits	1.58%	1.07%	1.29%	1.35%	1.25%	1.35%	1.24%
Cost of total funds	1.66%	1.22%	1.48%	1.55%	1.53%	1.45%	1.49%
Net interest margin	6.15%	6.06%	6.36%	6.29%	6.43%	6.11%	6.46%
Net noninterest expense to average assets(1)	4.43%	4.85%	4.16%	5.08%	5.13%	4.63%	5.36%

Asset Quality:(2)
Past due to total loans	2.19%	2.35%	2.72%	1.91%	2.21%	2.19%	2.21%
Non-performing loans to total loans	1.65%	1.77%	1.15%	1.36%	1.20%	1.65%	1.20%
Non-performing assets to total assets	1.29%	1.53%	1.10%	1.10%	1.04%	1.29%	1.04%
ACL to non-performing loans	38.43%	37.15%	63.44%	49.53%	65.02%	38.43%	65.02%
ACL to total loans	0.64%	0.66%	0.73%	0.67%	0.78%	0.64%	0.78%
Net charge-offs to average loans	0.03%	0.04%	(0.10%)	0.19%	0.17%	0.07%	0.30%

Capital:
Tier 1 capital to average assets(3)	9.15%	9.90%	9.86%	9.55%	9.46%	9.15%	9.46%
Tier 1 capital to risk-weighted assets(3)	10.47%	10.68%	10.74%	10.20%	9.98%	10.47%	9.98%
Common equity tier 1 capital to risk-weighted assets(3)	9.00%	9.14%	9.16%	8.65%	8.43%	9.00%	8.43%
Total capital to risk-weighted assets(3)	12.28%	12.56%	12.71%	12.09%	11.95%	12.28%	11.95%
Total equity to total assets	13.01%	13.83%	14.76%	14.46%	14.05%	13.01%	14.05%
Tangible common stockholders' equity to tangible assets(1)	7.42%	7.80%	8.26%	7.87%	7.53%	7.42%	7.53%

Per Share Amounts:
Book value per share	$38.43	$38.05	$37.73	$36.79	$36.56	$38.43	$36.56
Tangible book value per share (1)	$21.76	$21.21	$20.77	$19.70	$19.31	$21.76	$19.31
Basic earnings per common share	$0.44	$0.23	$0.77	$0.04	$0.15	$0.68	$0.12
Diluted earnings per common share	$0.44	$0.23	$0.77	$0.04	$0.15	$0.67	$0.12
Shares outstanding end of period	23,894,537	23,806,253	23,765,385	23,763,401	23,727,046	23,894,537	23,727,046

Unaudited consolidated balance sheet as of:

(Dollars in thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
ASSETS
Total cash and cash equivalents	$896,811	$581,939	$248,471	$147,222	$282,346
Equity securities with readily determinable fair value	4,540	4,559	4,588	4,569	4,526
Securities - available for sale	268,118	339,562	364,277	378,088	392,275
Securities - held to maturity, net	977	1,031	1,550	1,766	1,782
Loans held for sale	1,405	2,495	459	9,741	6,066
Loans held for investment	5,477,091	5,189,139	4,991,307	4,986,922	4,953,170
Allowance for credit losses	(34,783)	(34,157)	(36,511)	(33,549)	(38,691)
Loans, net	5,442,308	5,154,982	4,954,796	4,953,373	4,914,479
FHLB and other restricted stock	3,171	4,366	14,253	14,092	13,339
Premises and equipment, net	85,968	89,492	91,071	141,141	149,120
Capitalized software, net	49,873	48,322	46,370	44,934	43,011
Goodwill	355,296	355,296	355,296	353,898	353,900
Intangible assets, net	42,925	45,372	47,888	52,291	55,265
Bank-owned life insurance	65,302	65,406	64,887	64,338	63,787
Deferred tax asset, net	—	—	181	—	3,023
Other assets	186,991	183,893	186,501	191,696	211,829
Total assets	$7,403,685	$6,876,715	$6,380,588	$6,357,149	$6,494,748
LIABILITIES
Noninterest bearing deposits	$3,780,765	$3,042,210	$1,901,638	$2,095,017	$2,285,327
Interest bearing deposits	2,436,624	2,657,729	3,048,578	2,860,229	2,900,771
Total deposits	6,217,389	5,699,939	4,950,216	4,955,246	5,186,098
Federal Home Loan Bank advances	—	30,000	280,000	280,000	180,000
Subordinated notes	69,979	69,929	69,879	69,829	69,780
Junior subordinated debentures	43,321	43,154	42,991	42,829	42,666
Deferred tax liabilities, net	7,187	4,454	—	687	—
Other liabilities	102,546	78,524	95,731	89,225	103,822
Total liabilities	6,440,422	5,926,000	5,438,817	5,437,816	5,582,366
EQUITY
Preferred Stock	45,000	45,000	45,000	45,000	45,000
Common stock	297	296	295	295	295
Additional paid-in-capital	605,940	601,832	597,466	593,624	588,302
Treasury stock, at cost	(272,840)	(270,711)	(270,619)	(270,619)	(270,619)
Retained earnings	587,490	576,922	571,368	552,956	552,049
Accumulated other comprehensive income (loss)	(2,624)	(2,624)	(1,739)	(1,923)	(2,645)
Total stockholders' equity	963,263	950,715	941,771	919,333	912,382
Total liabilities and equity	$7,403,685	$6,876,715	$6,380,588	$6,357,149	$6,494,748

Unaudited consolidated statement of income:

	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	June 30, 2026	June 30, 2025
Interest income:
Loans, including fees	$53,592	$47,656	$55,233	$56,400	$54,836	$101,248	$108,412
Factored receivables, including fees	58,958	46,021	46,165	43,841	44,217	104,979	82,911
Securities	3,904	4,540	5,083	5,489	5,721	8,444	11,029
FHLB and other stock	146	272	969	223	246	418	495
Cash deposits	7,937	4,266	2,606	2,987	4,181	12,203	8,624
Total interest income	124,537	102,755	110,056	108,940	109,201	227,292	211,471
Interest expense:
Deposits	24,027	14,052	16,639	17,532	15,505	38,079	29,902
Subordinated notes	663	662	662	661	661	1,325	1,343
Junior subordinated debentures	965	954	1,007	1,049	1,035	1,919	2,029
Other borrowings	56	993	2,054	1,865	3,322	1,049	5,136
Total interest expense	25,711	16,661	20,362	21,107	20,523	42,372	38,410
Net interest income	98,826	86,094	89,694	87,833	88,678	184,920	173,061
Credit loss expense (benefit)	2,736	(607)	(1,764)	4,284	(702)	2,129	628
Net interest income after credit loss expense (benefit)	96,090	86,701	91,458	83,549	89,380	182,791	172,433
Noninterest income:
Service charges on deposits	1,798	1,212	1,483	1,847	1,742	3,010	3,338
Card income	2,129	1,960	1,935	1,968	1,922	4,089	3,719
Net gains (losses) on sale of loans	100	87	71	119	190	187	324
Net gains (losses) on disposal of premises and equipment	(1,779)	606	14,265	(3)	(218)	(1,173)	628
Fee income	15,527	13,735	13,478	14,305	12,755	29,262	21,869
Insurance commissions	1,006	1,111	(496)	1,481	1,282	2,117	2,532
Other	2,634	996	(346)	1,731	1,711	3,630	4,164
Total noninterest income	21,415	19,707	30,390	21,448	19,384	41,122	36,574
Noninterest expense:
Salaries and employee benefits	60,087	58,168	55,086	60,192	59,882	118,255	118,600
Occupancy, furniture and equipment	6,364	6,501	7,431	7,862	8,139	12,865	16,581
FDIC insurance and other regulatory assessments	1,167	1,058	1,337	1,468	894	2,225	1,621
Professional fees	7,089	4,763	4,286	5,228	(320)	11,852	5,744
Amortization of intangible assets	2,486	2,516	2,826	2,956	3,400	5,002	5,800
Advertising and promotion	1,405	1,212	1,689	2,209	1,838	2,617	3,302
Communications and technology	11,950	13,119	12,911	12,295	12,315	25,069	24,559
Software amortization	3,477	3,300	3,081	2,868	2,865	6,777	4,857
Travel and entertainment	1,208	1,520	1,147	1,043	1,619	2,728	3,111
Other	6,401	6,104	8,340	7,593	10,208	12,505	16,838
Total noninterest expense	101,634	98,261	98,134	103,714	100,840	199,895	201,013
Net income before income tax	15,871	8,147	23,714	1,283	7,924	24,018	7,994
Income tax expense	4,501	1,792	4,500	(425)	3,504	6,293	3,557
Net income	$11,370	$6,355	$19,214	$1,708	$4,420	$17,725	$4,437
Dividends on preferred stock	(802)	(801)	(802)	(801)	(802)	(1,603)	(1,603)
Net income available to common stockholders	$10,568	$5,554	$18,412	$907	$3,618	$16,122	$2,834

Earnings per share:

	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	June 30, 2026	June 30, 2025
Basic
Net income (loss) to common stockholders	$10,568	$5,554	$18,412	$907	$3,618	$16,122	$2,834
Weighted average common shares outstanding	23,865,432	23,787,051	23,764,954	23,752,331	23,590,119	23,826,458	23,476,888
Basic earnings (loss) per common share	$0.44	$0.23	$0.77	$0.04	$0.15	$0.68	$0.12

Diluted
Net income (loss) to common stockholders - diluted	$10,568	$5,554	$18,412	$907	$3,618	$16,122	$2,834
Weighted average common shares outstanding	23,865,432	23,787,051	23,764,954	23,752,331	23,590,119	23,826,458	23,476,888
Dilutive effects of:
Assumed exercises of stock options	55,497	62,027	53,795	59,389	54,952	58,523	67,878
Restricted stock awards	—	—	—	—	16,097	—	30,785
Restricted stock units	101,847	125,664	102,264	90,675	89,156	113,023	124,984
Performance stock units - market based	122,961	61,150	38,245	18,812	17,704	124,493	23,171
Employee stock purchase plan	2,772	263	2,645	3,651	4,627	1,518	4,299
Weighted average shares outstanding - diluted	24,148,509	24,036,155	23,961,903	23,924,858	23,772,655	24,124,015	23,728,005
Diluted earnings (loss) per common share	$0.44	$0.23	$0.77	$0.04	$0.15	$0.67	$0.12
Shares that were not considered in computing diluted earnings per common share because they were antidilutive or have not met the thresholds to be considered in the dilutive calculation are as follows:

	For the Three Months Ended					For the Six Months Ended
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	June 30, 2026	June 30, 2025
Stock options	131,024	172,482	177,436	181,647	199,859	190,410	122,151
Restricted stock awards	—	—	—	—	—	—	—
Restricted stock units	—	—	—	—	5,171	—	3,750
Performance stock units - market based	88,187	—	60,840	77,074	56,311	44,337	28,313
Employee stock purchase plan	—	—	—	—	—	—	—
Loans held for investment summarized as of:

(Dollars in thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Commercial real estate	$667,520	$724,923	$730,435	$769,314	$754,509
Construction, land development, land	192,091	206,693	224,214	204,247	221,419
1-4 family residential properties	205,540	187,991	193,508	180,970	172,312
Farmland	42,909	42,666	43,433	43,208	44,069
Commercial	1,160,128	1,112,802	1,163,664	1,144,872	1,132,269
Factored receivables	2,135,878	1,717,808	1,462,900	1,424,631	1,401,377
Consumer	16,715	15,381	16,819	17,235	17,520
Mortgage warehouse	1,056,310	1,180,875	1,156,334	1,202,445	1,209,695
Total loans	$5,477,091	$5,189,139	$4,991,307	$4,986,922	$4,953,170

Our banking loan portfolio consists of traditional community bank loans as well as commercial finance product lines focused on businesses that require specialized financial solutions and national lending product lines that further diversify our lending operations.
Banking loans held for investment are further summarized below:

(Dollars in thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Commercial real estate	$667,520	$724,923	$730,435	$769,314	$754,509
Construction, land development, land	192,091	206,693	224,214	204,247	221,419
1-4 family residential	205,540	187,991	193,508	180,970	172,312
Farmland	42,909	42,666	43,433	43,208	44,069
Commercial - General	322,969	303,561	313,696	285,571	298,653
Commercial - Agriculture	51,130	44,396	42,588	49,742	48,107
Commercial - Equipment	621,884	583,374	587,926	564,984	543,062
Commercial - Asset-based lending	123,053	138,982	180,012	198,809	192,793
Commercial - Liquid Credit	37,091	38,579	36,482	42,593	47,061
Consumer	16,715	15,381	16,819	17,235	17,520
Mortgage Warehouse	1,056,310	1,180,875	1,156,334	1,202,445	1,209,695
Total banking loans held for investment	$3,337,212	$3,467,421	$3,525,447	$3,559,118	$3,549,200
The following table presents the Company’s operating segments:

(Dollars in thousands)					Total	Corporate
Three Months Ended June 30, 2026	Banking	Factoring	Payments	Intelligence	Segments	and Other(1)	Consolidated
Total interest income	$65,381	$50,166	$8,957	$—	$124,504	$33	$124,537
Intersegment interest allocations	8,405	(10,585)	2,180	—	—	—	—
Total interest expense	24,076	7	—	—	24,083	1,628	25,711
Net interest income (expense)	49,710	39,574	11,137	—	100,421	(1,595)	98,826
Credit loss expense (benefit)	(30)	2,716	155	—	2,841	(105)	2,736
Net interest income after credit loss expense	49,740	36,858	10,982	—	97,580	(1,490)	96,090
Noninterest income	5,331	1,917	10,893	2,389	20,530	885	21,415
Noninterest expense:
Salaries and employee benefits	14,684	12,452	9,771	3,449	40,356	19,731	60,087
Depreciation	1,540	273	156	18	1,987	776	2,763
Other occupancy, furniture and equipment	2,128	463	163	13	2,767	834	3,601
FDIC insurance and other regulatory assessments	1,167	—	—	—	1,167	—	1,167
Professional fees	4,356	436	300	112	5,204	1,885	7,089
Amortization of intangible assets	269	111	812	1,283	2,475	11	2,486
Advertising and promotion	317	383	333	24	1,057	348	1,405
Communications and technology	3,405	2,459	3,106	358	9,328	2,622	11,950
Software amortization	—	1,117	1,932	77	3,126	351	3,477
Travel and entertainment	210	156	219	115	700	508	1,208
Other	2,912	567	1,583	269	5,331	1,070	6,401
Total noninterest expense	30,988	18,417	18,375	5,718	73,498	28,136	101,634
Net intersegment noninterest income (expense)(2)	144	518	(662)	—	—	—	—
Operating income (loss)	$24,227	$20,876	$2,838	$(3,329)	$44,612	$(28,741)	$15,871

(Dollars in thousands)					Total	Corporate
Three Months Ended March 31, 2026	Banking	Factoring	Payments	Intelligence	Segments	and Other(1)	Consolidated
Total interest income	$56,611	$38,944	$7,166	$—	$102,721	$34	$102,755
Intersegment interest allocations	5,731	(8,219)	2,488	—	—	—	—
Total interest expense	15,039	6	—	—	15,045	1,616	16,661
Net interest income (expense)	47,303	30,719	9,654	—	87,676	(1,582)	86,094
Credit loss expense (benefit)	(2,338)	1,057	197	—	(1,084)	477	(607)
Net interest income after credit loss expense	49,641	29,662	9,457	—	88,760	(2,059)	86,701
Noninterest income	6,158	1,918	9,163	2,397	19,636	71	19,707
Noninterest expense:
Salaries and employee benefits	14,974	11,841	8,774	3,217	38,806	19,362	58,168
Depreciation	1,577	288	176	16	2,057	826	2,883
Other occupancy, furniture and equipment	2,016	496	141	27	2,680	938	3,618
FDIC insurance and other regulatory assessments	1,058	—	—	—	1,058	—	1,058
Professional fees	2,324	277	234	129	2,964	1,799	4,763
Amortization of intangible assets	269	137	817	1,283	2,506	10	2,516
Advertising and promotion	354	261	196	94	905	307	1,212
Communications and technology	5,097	2,320	2,836	359	10,612	2,507	13,119
Software amortization	—	1,070	1,821	58	2,949	351	3,300
Travel and entertainment	229	230	293	146	898	622	1,520
Other	3,444	670	816	71	5,001	1,103	6,104
Total noninterest expense	31,342	17,590	16,104	5,400	70,436	27,825	98,261
Net intersegment noninterest income (expense)(2)	125	515	(640)	—	—	—	—
Operating income (loss)	$24,582	$14,505	$1,876	$(3,003)	$37,960	$(29,813)	$8,147
(1) Includes revenue and expense from the Company’s holding company, which does not meet the definition of an operating segment. Also includes corporate shared service costs such as the majority of salaries and benefits expense for our executive leadership team, as well as other selling, general, and administrative shared services costs including human resources, accounting, finance, risk management and a significant amount of information technology expense.
(2) Intersegment noninterest income (expense) includes:

(Dollars in thousands)	Banking	Factoring	Payments
Three Months Ended June 30, 2026
Factoring revenue received from Payments	$—	$910	$(910)
Payments revenue received from Factoring	—	(266)	266
Banking revenue received from Payments and Factoring	144	(126)	(18)
Intersegment noninterest income (expense)	$144	$518	$(662)

Three Months Ended March 31, 2026
Factoring revenue received from Payments	$—	$911	$(911)
Payments revenue received from Factoring	—	(287)	287
Banking revenue received from Payments and Factoring	125	(109)	(16)
Intersegment noninterest income (expense)	$125	$515	$(640)

Information pertaining to our Factoring segment, summarized as of and for the quarters ended:

Factoring	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Factored receivable period end balance	$1,748,491,000	$1,404,958,000	$1,220,780,000	$1,193,849,000	$1,174,830,000
Commercial loans period end balance	$4,001,000	$3,910,000	$2,960,000	$3,173,000	$2,593,000
Yield on average receivable balance(1)	12.73%	12.44%	12.79%	12.63%	13.40%
Current quarter charge-off rate(2)	0.02%	0.11%	0.03%	0.33%	(0.19%)
Factored receivables - transportation concentration	97%	96%	97%	96%	96%

Interest income, including fees	$50,166,000	$38,944,000	$39,336,000	$37,157,000	$38,040,000
Noninterest income	1,917,000	1,918,000	1,687,000	1,585,000	1,811,000
Intersegment noninterest income	910,000	911,000	911,000	911,000	910,000
Factoring total revenue	52,993,000	41,773,000	41,934,000	39,653,000	40,761,000
Average net funds employed	1,504,189,000	1,197,257,000	1,143,597,000	1,097,229,000	1,065,073,000
Yield on average net funds employed(1)	14.13%	14.15%	14.55%	14.34%	15.35%

Operating income (loss)	$20,876,000	$14,505,000	$13,676,000	$8,212,000	$19,754,000
Factoring total revenue	$52,993,000	$41,773,000	$41,934,000	$39,653,000	$40,761,000
Operating margin(1)	39.39%	34.72%	32.61%	20.71%	48.46%

Accounts receivable purchased	$4,117,210,000	$3,262,610,000	$3,119,443,000	$2,997,895,000	$2,873,659,000
Number of invoices purchased	1,870,938	1,683,160	1,744,811	1,735,860	1,697,851
Average invoice size	$2,201	$1,938	$1,788	$1,727	$1,693
Average invoice size - transportation	$2,160	$1,897	$1,751	$1,690	$1,663
Average invoice size - non-transportation	$6,278	$5,609	$4,470	$4,381	$3,638
(1)Operating margin is a non-GAAP financial measure used as a supplemental measure to evaluate the performance of our Factoring segment. For the three months ended June 30, 2025, operating income and factoring total revenue were impacted by $1.2 million of interest and fees resulting from the USPS Settlement and such settlement further impacted operating income by $7.4 million of legal expense accrual reversal and $3.8 million of recovery of factoring balances charged-off in a prior period. Operating income for the three months ended June 30, 2025 was also impacted by a $2.0 million legal settlement that was unrelated to the USPS Settlement. Such items had a 24.71% impact on operating margin, a 0.43% impact on yield on average receivables, and a 0.46% impact on yield on average net funds employed for the three months ended June 30, 2025.
(2)The current quarter charge-off rate for the three months ended June 30, 2025 reflects a $3.8 million recovery of factoring balances charged off in a prior period. Such recovery impacted the current quarter charge-off rate for that period by (0.33%).

Information pertaining to our Payments segment, summarized as of and for the quarters ended:

Payments	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Supply chain financing factored receivables	$287,454,000	$222,168,000	$174,292,000	$157,662,000	$152,054,000
Quickpay and other factored receivables	99,933,000	90,682,000	67,828,000	73,120,000	74,493,000
Total factored receivable period end balance	$387,387,000	$312,850,000	$242,120,000	$230,782,000	$226,547,000

Total revenue
Supply chain finance interest income	$5,676,000	$4,192,000	$4,177,000	$3,895,000	$3,412,000
Quickpay interest income	3,281,000	2,974,000	2,759,000	2,874,000	2,818,000
Intersegment interest income allocation	2,180,000	2,488,000	2,779,000	2,943,000	2,896,000
Total interest income	11,137,000	9,654,000	9,715,000	9,712,000	9,126,000
Broker noninterest income	9,536,000	7,820,000	7,330,000	7,131,000	6,443,000
Factor noninterest income	630,000	796,000	952,000	933,000	993,000
Other noninterest income	727,000	547,000	341,000	398,000	288,000
Intersegment noninterest income	266,000	287,000	290,000	329,000	381,000
Total noninterest income	11,159,000	9,450,000	8,913,000	8,791,000	8,105,000
	$22,296,000	$19,104,000	$18,628,000	$18,503,000	$17,231,000

Total expense
Credit loss expense (benefit)	$155,000	$197,000	$28,000	$9,000	$92,000
Noninterest expense	18,375,000	16,104,000	17,258,000	17,094,000	16,844,000
Intersegment noninterest expense	928,000	927,000	930,000	950,000	949,000
	$19,458,000	$17,228,000	$18,216,000	$18,053,000	$17,885,000

Pre-tax operating income (loss)	$2,838,000	$1,876,000	$412,000	$450,000	$(654,000)
Depreciation expense	156,000	176,000	182,000	203,000	222,000
Software amortization expense	1,932,000	1,821,000	1,684,000	1,550,000	1,413,000
Intangible amortization expense	812,000	817,000	878,000	904,000	1,418,000
Earnings (losses) before interest, taxes, depreciation, and amortization(1)	$5,738,000	$4,690,000	$3,156,000	$3,107,000	$2,399,000

EBITDA Margin(1)	25.7%	24.5%	16.9%	16.8%	13.9%

Number of invoices processed	9,086,400	8,220,371	9,053,274	8,826,848	8,500,565
Amount of payments processed	$13,492,237,000	$11,014,040,000	$10,995,478,000	$10,662,418,000	$10,081,206,000
Network invoice volume	1,045,637	1,043,488	1,090,848	1,057,606	1,004,603
Network payment volume	$2,277,297,000	$1,941,127,000	$1,829,509,000	$1,696,817,000	$1,579,662,000

LoadPay
Revenue	$652,000	$437,000	$345,000	$218,000	$92,000
Pre-tax operating income (loss)	$(2,052,000)	$(2,059,000)	$(2,584,000)	$(2,353,000)	$(1,751,000)
Depreciation expense	23,000	21,000	21,000	20,000	16,000
Software amortization expense	416,000	374,000	324,000	289,000	251,000
Earnings (losses) before interest, taxes, depreciation, and amortization(1)	$(1,613,000)	$(1,664,000)	$(2,239,000)	$(2,044,000)	$(1,484,000)

Payments revenue excluding LoadPay	$21,644,000	$18,667,000	$18,283,000	$18,285,000	$17,139,000
Payments EBITDA excluding LoadPay(2)	$7,351,000	$6,354,000	$5,395,000	$5,151,000	$3,883,000
Payments EBITDA Margin excluding LoadPay(2)	34.0%	34.0%	29.5%	28.2%	22.7%

(1)Earnings (losses) before interest, taxes, depreciation, and amortization ("EBITDA") and EBITDA margin are non-GAAP financial measures used as supplemental measures to evaluate the performance of our Payments segment. EBITDA is useful because it provides a clearer view of underlying operating performance by excluding the effects of capital structure, tax regimes, and non-cash depreciation and amortization. EBITDA margin complements EBITDA by illustrating how efficiently revenue is converted into operating profitability.
(2)Payments EBITDA excluding LoadPay and Payments EBITDA Margin excluding LoadPay are non-GAAP financial metrics used as supplemental measures to evaluate the performance of our Payments segment exclusive of the investments associated with LoadPay, which is a relatively new product in its early stages. Such adjusted EBITDA measures provide comparable clarity into the performance of our Payments segment prior to the advent of our LoadPay product.

Information pertaining to our Intelligence segment, summarized as of and for the quarters ended:

Intelligence	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Revenue	$2,389,000	$2,397,000	$2,347,000	$2,338,000
Cost of revenue	365,000	333,000	283,000	266,000
Gross profit	2,024,000	2,064,000	2,064,000	2,072,000
Selling, general and administrative costs	5,353,000	5,067,000	4,389,000	5,670,000
Pre-tax operating income (loss)	$(3,329,000)	$(3,003,000)	(2,325,000)	(3,598,000)

Gross Margin(1)	85%	86%	88%	89%
*prior periods not meaningful
(1)Gross margin is a non-GAAP financial measure used as supplemental measure to evaluate the performance of our Intelligence segment. Cost of revenues is comprised primarily of salaries and benefits and communications and technology costs for employees providing services to the Company's customers. This includes the costs of the Company's personnel performing integration, customer support, third-party data center and customer training activities. Cost of revenues also includes the direct costs of third party hosting services. We have elected to exclude amortization expense of capitalized developed software and acquired technology, as well as allocations of fixed asset depreciation expense and occupancy expenses from cost of revenues.

Transportation revenue:

	Three Months Ended					Linked Quarter		Year over Year
(Dollars in thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	$ Change	% Change	$ Change	% Change
Transportation Revenue
Factoring revenue	$52,993	$41,773	$41,934	$39,653	$40,761	$11,220	26.9%	$12,232	30.0%
Intersegment noninterest income	(910)	(911)	(911)	(911)	(910)	1	0.1%	—	—%
Factoring revenue excluding intersegment noninterest income	$52,083	$40,862	$41,023	$38,742	$39,851	$11,221	27.5%	$12,232	30.7%

Payments revenue	$22,296	$19,104	$18,628	$18,503	$17,231	$3,192	16.7%	$5,065	29.4%
Intersegment noninterest income	(266)	(287)	(290)	(329)	(381)	21	7.3%	115	30.2%
Payments revenue excluding intersegment noninterest income	$22,030	$18,817	$18,338	$18,174	$16,850	$3,213	17.1%	$5,180	30.7%

Intelligence revenue	$2,389	$2,397	$2,347	$2,338	$1,724	$(8)	(0.3)%	$665	38.6%

Transportation revenue	$76,502	$62,076	$61,708	$59,254	$58,425	$14,426	23.2%	$18,077	30.9%

Deposits summarized as of:

(Dollars in thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Non-interest bearing demand	$3,780,765	$3,042,210	$1,901,638	$2,095,017	$2,285,327
Interest bearing demand	661,332	691,572	845,060	668,576	694,005
Individual retirement accounts	35,170	35,977	37,634	39,133	40,888
Money market	719,455	639,651	608,036	580,748	565,781
Savings	552,238	546,374	522,189	522,469	517,474
Certificates of deposit	212,943	222,123	224,644	228,415	230,179
Brokered time deposits	213,315	442,872	695,093	705,772	701,059
Other brokered deposits	42,171	79,160	115,922	115,116	151,385
Total deposits	$6,217,389	$5,699,939	$4,950,216	$4,955,246	$5,186,098

Net interest margin summarized for the three months ended:

	June 30, 2026			March 31, 2026
(Dollars in thousands)	Average Balance	Interest	Average Rate(5)	Average Balance	Interest	Average Rate(5)
Interest earning assets:
Interest earning cash balances	$862,507	$7,937	3.69%	$469,986	$4,266	3.68%
Taxable securities	305,173	3,889	5.11%	358,048	4,525	5.13%
Tax-exempt securities	2,276	15	2.64%	2,277	15	2.67%
FHLB and other stock	4,260	146	13.75%	13,263	272	8.32%
Loans(1)	5,271,228	112,550	8.56%	4,918,116	93,677	7.72%
Total interest earning assets	$6,445,444	$124,537	7.75%	$5,761,690	$102,755	7.23%
Non-interest earning assets:
Other assets	812,508			811,385
Total assets	$7,257,952			$6,573,075
Interest bearing liabilities:
Deposits:
Interest bearing demand(2)	$678,219	$13,181	7.80%	$682,468	$745	0.44%
Individual retirement accounts	35,623	113	1.27%	36,590	108	1.20%
Money market	662,643	4,233	2.56%	608,415	3,787	2.52%
Savings	550,784	1,623	1.18%	535,308	1,524	1.15%
Certificates of deposit	218,365	1,334	2.45%	224,469	1,422	2.57%
Brokered time deposits	306,476	3,019	3.95%	562,295	5,505	3.97%
Other brokered deposits	56,864	524	3.70%	105,565	961	3.69%
Total interest bearing deposits(2)	2,508,974	24,027	3.84%	2,755,110	14,052	2.07%
Federal Home Loan Bank advances	6,099	56	3.68%	106,667	993	3.78%
Subordinated notes	69,956	663	3.80%	69,903	662	3.84%
Junior subordinated debentures	43,223	965	8.95%	43,057	954	8.99%
Total interest bearing liabilities	$2,628,252	$25,711	3.92%	$2,974,737	$16,661	2.27%
Noninterest bearing liabilities and equity:
Non-interest bearing demand deposits	3,583,133			2,558,992
Other liabilities	78,159			86,869
Total equity	968,408			952,477
Total liabilities and equity	$7,257,952			$6,573,075
Net interest income		$98,826			$86,094
Interest spread(3)			3.83%			4.96%
Net interest margin(4)			6.15%			6.06%
(1) Loan balance totals include respective nonaccrual assets.

(2) Our mortgage warehouse business is more than self-funded due to the noninterest bearing servicing deposits of its clients. The average balance of such deposits was $2.045 billion for the three months ended June 30, 2026. Given their legal form, these deposits are classified as noninterest bearing deposits on our balance sheet. Despite their classification, many of these deposits are not truly free of cost as we compensate our clients for these balances in the form of an earnings interest rebate rather than deposit interest. As a result, such noninterest bearing deposits first decrease our loan yield before increasing our deposit rates. Because of the recent influx of these deposits, some clients hold significantly higher deposit balances than loan balances. As a result, we are now, in some cases, paying out more in rebates than we earn in interest on a given client’s loans. In those cases, we are recording that excess rebate as deposit interest expense. Whether recorded as interest expense or an offset to interest income, the effect on net interest income and net income is the same: these are profitable funds as they displace more expensive wholesale funding and can be invested risk-free above their cost. During the three months ended June 30, 2026, deposit interest expense recognized on these deposits was $12.3 million.
The following table shows the impact of mortgage warehouse excess rebates:

	June 30, 2026
(Dollars in thousands)	Average Balance	Interest	Average Rate(5)
Interest bearing demand deposits	$678,219	$13,181	7.80%
Mortgage warehouse excess rebates	$678,219	12,342	7.30%
Interest bearing demand deposits excluding mortgage warehouse excess rebates	$678,219	$839	0.50%

Total interest bearing deposits	$2,508,974	$24,027	3.84%
Mortgage warehouse excess rebates	$2,508,974	12,342	1.97%
Total interest bearing deposits excluding mortgage warehouse excess rebates	$2,508,974	$11,685	1.87%
(3) Net interest spread is the yield on average interest earning assets less the rate on interest bearing liabilities.
(4) Net interest margin is the ratio of net interest income to average interest earning assets.
(5) Average rates have been annualized.
Additional information pertaining to our loan portfolio, including loans held for investment and loans held for sale, summarized for the quarters ended:

(Dollars in thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Average Banking loans	$3,362,327	$3,389,580	$3,491,230	$3,484,400	$3,381,919
Average Factoring receivables	1,580,178	1,269,715	1,219,914	1,167,092	1,138,792
Average Payments receivables	328,723	258,821	228,358	213,386	204,529
Average total loans	$5,271,228	$4,918,116	$4,939,502	$4,864,878	$4,725,240
Banking yield	6.37%	5.69%	6.26%	6.41%	6.50%
Factoring yield	12.73%	12.44%	12.79%	12.63%	13.40%
Payments yield	10.93%	11.23%	12.05%	12.59%	12.22%
Total loan yield	8.56%	7.72%	8.14%	8.17%	8.41%

Reconciliation of non-GAAP financial measures:

	As of and for the Three Months Ended					As of and for the Six Months Ended
(Dollars in thousands, except per share amounts)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	June 30, 2026	June 30, 2025
Average total stockholders' equity	$968,408	$952,477	$937,023	$925,459	$910,202	$960,486	$906,253
Average preferred stock liquidation preference	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)
Average total common stockholders' equity	923,408	907,477	892,023	880,459	865,202	915,486	861,253
Average goodwill and other intangibles	(399,652)	(402,158)	(404,893)	(408,025)	(347,894)	(400,898)	(302,896)
Average tangible common stockholders' equity	$523,756	$505,319	$487,130	$472,434	$517,308	$514,588	$558,357

Net income available to common stockholders	$10,568	$5,554	$18,412	$907	$3,618	$16,122	$2,834
Average tangible common equity	523,756	505,319	487,130	472,434	517,308	514,588	558,357
Return on average tangible common equity	8.09%	4.46%	15.00%	0.76%	2.81%	6.32%	1.02%

Net non-interest expense to average assets ratio:
Noninterest expenses	$101,634	$98,261	$98,134	$103,714	$100,840	$199,895	$201,013
Noninterest income	$21,415	$19,707	$30,390	$21,448	$19,384	$41,122	$36,574
Net noninterest expenses	$80,219	$78,554	$67,744	$82,266	$81,456	$158,773	$164,439
Average total assets	$7,257,952	$6,573,075	$6,465,547	$6,425,267	$6,366,984	$6,917,405	$6,181,549
Net noninterest expense to average assets ratio	4.43%	4.85%	4.16%	5.08%	5.13%	4.63%	5.36%

Total stockholders' equity	$963,263	$950,715	$941,771	$919,333	$912,382	$963,263	$912,382
Preferred stock liquidation preference	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)
Total common stockholders' equity	918,263	905,715	896,771	874,333	867,382	918,263	867,382
Goodwill and other intangibles	(398,221)	(400,668)	(403,184)	(406,189)	(409,165)	(398,221)	(409,165)
Tangible common stockholders' equity	$520,042	$505,047	$493,587	$468,144	$458,217	$520,042	$458,217
Common shares outstanding	23,894,537	23,806,253	23,765,385	23,763,401	23,727,046	23,894,537	23,727,046
Tangible book value per share	$21.76	$21.21	$20.77	$19.70	$19.31	$21.76	$19.31

Total assets at end of period	$7,403,685	$6,876,715	$6,380,588	$6,357,149	$6,494,748	$7,403,685	$6,494,748
Goodwill and other intangibles	(398,221)	(400,668)	(403,184)	(406,189)	(409,165)	(398,221)	(409,165)
Tangible assets at period end	$7,005,464	$6,476,047	$5,977,404	$5,950,960	$6,085,583	$7,005,464	$6,085,583
Tangible common stockholders' equity ratio	7.42%	7.80%	8.26%	7.87%	7.53%	7.42%	7.53%
1)Triumph Financial uses certain non-GAAP financial measures to provide meaningful supplemental information regarding Triumph Financial's operational performance and to enhance investors' overall understanding of such financial performance. The non-GAAP measures used by Triumph Financial include the following:
•"Tangible common stockholders' equity" is defined as common stockholders' equity less goodwill and other intangible assets.
•"Total tangible assets" is defined as total assets less goodwill and other intangible assets.
•"Tangible book value per share" is defined as tangible common stockholders' equity divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets.
•"Tangible common stockholders' equity ratio" is defined as the ratio of tangible common stockholders' equity divided by total tangible assets. We believe that this measure is important to many investors in the marketplace who are interested in relative changes from period-to-period in common equity and total assets, each exclusive of changes in intangible assets.
•"Return on Average Tangible Common Equity" is defined as net income available to common stockholders divided by average tangible common stockholders' equity.
2)Asset quality ratios exclude loans held for sale, except for non-performing assets to total assets.
3)Current quarter ratios are preliminary.

Source: Triumph Financial, Inc.
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Investor Relations:
Luke Wyse
Executive Vice President, Head of Investor Relations
lwyse@tfin.com
214-365-6936
Media Contact:
Amanda Tavackoli
Senior Vice President, Director of Corporate Communication
atavackoli@tfin.com
214-365-6930